Exhibit 99.1

NEWS RELEASE for September 29, 2004 at 4:30 PM EDT

Contact:	Allen & Caron Inc	CLOSURE Medical Corp
	Joe Allen (investors)	Benny Ward, CFO
	212-691-8087	919-876-7800
joe@allencaron.com

CLOSURE MEDICAL REVISES 2004 FINANCIAL OUTLOOK

RALEIGH, NC (September 29, 2004) … CLOSURE Medical Corporation (Nasdaq:CLSR), a global leader in biomaterial-based medical devices, today announced that it has revised its financial guidance for 2004 as a result of lowered revenue expectations for its DERMABOND and BAND-AID® Brand Liquid Bandage products. Total revenues for 2004 are currently expected to be in the range of $40.0 to $41.0 million and earnings per share in the range of $0.59 to $0.62, compared with previously forecasted revenues of $45.0 to $47.0 million and $0.65 to $0.70 earnings per share. Included in these estimates, the Company expects third quarter revenues of approximately $9.2 million and earnings per share of $0.13 to $0.14.

The reduction in expected revenues attributable to DERMABOND products is primarily due to a recent decision by the Company’s marketing partner, ETHICON, Inc., to reduce its inventory levels as a result of lower-than-expected unit volume growth at the end-user level during the second half of 2004. The Company expects inventories to reach ETHICON’s targeted levels during the first half of 2005, although this will depend on sales volumes. Overall the Company expects DERMABOND growth for 2004 to be approximately 17 percent, primarily from the premium pricing and greater share of revenue received from the DERMABOND ProPen products.

The domestic BAND-AID® Brand Liquid Bandage products continue, as previously disclosed, to face pricing pressure from competitive products, including new private label entrants. Retail price reduction initiatives instituted by the Company’s marketing partner to regain market share have experienced some success, primarily with the BAND-AID® Brand Skin Crack product, although not at the levels hoped for. As a result year-over-year liquid bandage revenues are expected to be impacted through early 2005. Overall the Company expects total liquid bandage revenue growth of approximately 16 percent for 2004.

Daniel A. Pelak, the Company’s President and CEO, commented, “The fundamentals of our business remain strong and well positioned for future growth. We are pleased with the year-to-date adoption level of the higher priced DERMABOND ProPen products; however, the sales force’s concentration on introducing the ProPen to current DERMABOND users consumed time that would otherwise have been spent enlarging the total number of users of all products in the DERMABOND product group.”

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CLOSURE MEDICAL REVISES 2004 OUTLOOK

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Pelak continued, “The market for medical adhesives and sealants continues to grow and attract the attention of the medical community. Closure is well positioned to take advantage of the growth in this industry segment through its market leader position in topical skin adhesives and the expected European commercialization of our implantable surgical sealant during the first half of 2005.”

About CLOSURE Medical Corporation

CLOSURE Medical Corporation is a global leader in the development and manufacture of innovative biomaterial-based medical devices that fulfill the needs of healthcare practitioners, patients and consumers.

For additional information on CLOSURE Medical visit its website at www.closuremed.com or visit the “Clients” section of the Allen & Caron website at www.allencaron.com.

This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties or other factors not under the Company’s control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to the early stage of commercialization of the Company’s products; the progress and success of its research and development programs for future products; the success of its clinical study for its vascular sealant product and future clinical studies; the successful enrollment of current and future clinical studies; the need for regulatory approval and effects of governmental regulation; technological uncertainties; the inventory management policies adopted by the Company’s marketing partners; end-user growth for the products sold by the Company’s marketing partners; the Company’s success in securing marketing partners for future products; the satisfactory conclusion of negotiations with, and dependence on, marketing partners, and dependence on patents and trade secrets, as well as those detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission. Although the Company believes that the expectations in the forward-looking statements are reasonable, the Company cannot guarantee such results. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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